Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-136804 on Form S-1 of our reports dated March 30, 2006, related to the financial statements of Quadriga Superfund, L.P. — Series A and Series B as of and for year ended December 31, 2005 and the statement of financial condition of Superfund Capital Management, Inc. as of December 31, 2005, both appearing in the Prospectus and Disclosure Document, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
September 11, 2006